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                                                                  EXHIBIT 10.4.2

                                                                  Execution Copy

                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

                                 CLAIRE S. BEAN

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                                TABLE OF CONTENTS

PART 1. DEFINITIONS........................................................    1
   1.1.  ACTUARIAL EQUIVALENT..............................................    1
   1.2.  AGREED-UPON METHODOLOGIES.........................................    1
   1.3.  ANNUAL ANNUITY EQUIVALENT.........................................    2
   1.4.  BENEFICIARY.......................................................    2
   1.5.  CALENDAR YEAR.....................................................    2
   1.6.  CHANGE IN CONTROL.................................................    2
   1.7.  CODE..............................................................    2
   1.8.  COMPENSATION......................................................    2
   1.9.  DISABLED AND DISABILITY...........................................    2
   1.10. EFFECTIVE DATE....................................................    2
   1.11. EMPLOYER..........................................................    3
   1.12. EMPLOYMENT AGREEMENT..............................................    3
   1.13. FINAL AVERAGE COMPENSATION........................................    3
   1.14. GOOD REASON.......................................................    3
   1.15. INSURANCE POLICY..................................................    3
   1.16. NORMAL RETIREMENT AGE.............................................    3
   1.17. PAYMENT DATE......................................................    3
   1.18. RETIREMENT BENEFIT................................................    3
   1.19. SBERA.............................................................    4
   1.20. SEPARATION FROM SERVICE...........................................    4
   1.21. SPECIALLY-DEFINED CAUSE...........................................    4
   1.22. TERMINATION OF EMPLOYMENT.........................................    4
   1.23. TRUSTEE...........................................................    4

PART 2. BENEFIT AND RELATED MATTERS........................................    5
   2.1.  TIMING AND CALCULATION OF PAYMENT OF BENEFIT......................    5
   2.2.  DELAY IN CERTAIN PAYMENTS AS REQUIRED BY SECTION 409A.............    5
   2.3.  RABBI TRUST.......................................................    5
   2.4.  DISABILITY........................................................    5
   2.5.  TERMINATION WITHOUT SPECIALLY-DEFINED CAUSE OR FOR GOOD REASON....    6
   2.6.  DEATH.............................................................    6
   2.7.  NO BENEFITS UPON DISCHARGE FOR SPECIALLY-DEFINED CAUSE............    7
   2.8.  OPTIONAL FORM OF BENEFIT..........................................    7
   2.9.  INTEREST..........................................................    7

PART 3. ADDITIONAL PROVISIONS..............................................    7
   3.1.  BENEFICIARY DESIGNATION PROCEDURE.................................    8
   3.2.  ASSISTANCE IN PURCHASE OF LIFE INSURANCE..........................    8
   3.3.  ALIENABILITY AND ASSIGNMENT PROHIBITION...........................    8
   3.4.  BINDING OBLIGATION OF BANK AND ANY SUCCESSOR IN INTEREST..........    8
   3.5.  AMENDMENT.........................................................    8
   3.6.  GENERAL...........................................................    8
   3.7.  HEADINGS..........................................................    9


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
   3.8.  APPLICABLE LAW....................................................    9
   3.9.  NAMED FIDUCIARY AND PLAN ADMINISTRATOR............................    9
   3.10. CLAIMS PROCEDURE..................................................    9
   3.11. ARBITRATION.......................................................    9
   3.12. NON-COMPETITION; NON-SOLICITATION.................................   10
   3.13. ENTIRE AGREEMENT..................................................   11
   3.14. REDUCTIONS........................................................   11
   3.15. INTERPRETATION....................................................   12
   3.16. EMPLOYMENT........................................................   12
   3.17. COMMUNICATIONS....................................................   12


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                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

     This Supplemental Executive Retirement Agreement is made and entered into as of December 5, 2005 by and between Benjamin Franklin Bank, a Massachusetts chartered savings bank with its executive offices in Franklin, Massachusetts (the "BANK") and a wholly-owned subsidiary of Benjamin Franklin Bancorp, Inc., a Massachusetts corporation (the "HOLDING COMPANY"), and Claire S. Bean, a key employee and executive of the Bank (the "EXECUTIVE").

                                   WITNESSETH.

     WHEREAS, the Executive is a valuable, key employee of the Bank, serving the Bank as its Chief Financial Officer; and

     WHEREAS, because of the Executive's experience, knowledge of the affairs of the Bank, and reputation and contacts in the banking industry, the Bank deems the Executive's continued employment with the Bank important for its future growth; and

     WHEREAS, it is the desire of the Bank and in its best interest that the Executive's services be retained; and

     WHEREAS, in order to induce the Executive to continue in the employ of the Bank, the Bank desires to provide the Executive or her beneficiaries with certain benefits in accordance with the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

PART 1. DEFINITIONS

     1.1. ACTUARIAL EQUIVALENT shall mean a benefit of equivalent current value to the benefit which could otherwise have been provided to the Executive, calculated with the Agreed-Upon Methodologies.

     1.2. AGREED-UPON METHODOLOGIES (to be used in making actuarial calculations under this Agreement) shall be the discount rates, mortality tables and other assumptions expressed in Section 417(e) of the Code, with the following adjustments: (i) the 1994 Group Annuity Reserving Table shall be used in place of the 50/50 male/female mortality table, and (ii) the applicable discount rate shall be the discount rate to be utilized under such Section 417(e), as published for January of the year in which the calculation is being made (or of the previous year if as of the time of such calculation no January data has been published for the year in which the calculation is being made).

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     1.3. ANNUAL ANNUITY EQUIVALENT for a 401(k) plan or other defined contribution plan shall be equal to the annual benefit that would be payable pursuant to a single life annuity with equal annual payments, commencing on the Normal Retirement Age and continuing for the Executive's life, that could be purchased with the amount assumed to be available for such purchase pursuant to this Section 1.3. The annual benefit payable under such annuity shall be determined as of the Payment Date, using the Agreed-Upon Methodologies. For purposes of this Section 1.3, the amount available for the purchase of said annuity shall be assumed to be the total of: (i) all amounts actually contributed by the employer as matching contributions or other contributions to the defined contribution plan on the Executive's behalf (which contributions shall not include the so-called "individual contributions" on the Executive's behalf (it being understood that such "individual" contributions are made by the employer pursuant to a salary reduction agreement with the Executive)), plus
(ii) earnings on those contributions. For purposes of calculating any amount of earnings that are to be deemed to have been earned during any future period, such earnings shall be deemed to be equal to the amount which would have been earned if the balance in the account as of such date of calculation had been invested at the rate of interest, compounded annually, that had been earned on such contributions during the period from the date of this Agreement to the date of calculation. Nothing in this Section 1.3 shall require the Executive to actually purchase an annuity or to actually surrender any life insurance contract at retirement.

     1.4. BENEFICIARY shall mean the person or persons designated by the Executive in accordance with Section 3.1 hereof to receive benefits under this Agreement after the death of the Executive.

     1.5. CALENDAR YEAR shall mean a calendar year from January 1 to December
31.

     1.6. CHANGE IN CONTROL shall have the meaning defined in the Employment Agreement.

     1.7. CODE shall mean the Internal Revenue Code of 1986, as amended.

     1.8. COMPENSATION shall mean all compensation reported on the Executive's Form W-2 (Wages, tips, other compensation box) for a Calendar Year, including, but not limited to, any bonuses actually paid by the Bank to the Executive during the Calendar Year, but adding thereto any amount which is contributed by the Bank on the Executive's behalf pursuant to a salary reduction agreement and which is not includable in the Executive's gross income under Section 125, 132(f), 402(e)(3), or 402(h) of the Code, as well as the amount of any pay reduction contributions to a nonqualified deferred compensation plan, and excluding therefrom any taxable employee benefits of any kind (e.g., reimbursements of moving and relocation expenses, insurance premiums, automobile, health, medical, and dental expenses, the cost of group-term life insurance, compensation arising from the exercise of a nonqualified stock option, the disqualifying disposition of stock issued pursuant to an incentive stock option, or from a stock grant, and any fringe benefit which is not excluded from gross income under Section 132 of the Code).

     1.9. DISABLED and DISABILITY shall have the meaning defined in Section 2.4(b).

     1.10. EFFECTIVE DATE. The Effective Date of this Agreement shall be April 4, 2005.


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     1.11. EMPLOYER shall mean each of the Bank and the Holding Company, individually and collectively.

     1.12. EMPLOYMENT AGREEMENT shall mean that certain Employment Agreement between the Executive and the Holding Company dated as of April 4, 2005 (as the same may be amended, modified or restated from time to time).

     1.13. FINAL AVERAGE COMPENSATION shall mean the average of the Compensation of the Executive for the three Calendar Years during her final ten Calendar Years of employment with the Bank during which her Compensation was the highest.

     1.14. GOOD REASON shall have the meaning defined in the Employment Agreement and shall also include:

          (a) A material breach by the Bank of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Bank specifying the nature of such failure or breach; or

          (b) Any termination of the Executive's employment with the Bank or the Holding Company that does not constitute a "VOLUNTARY TERMINATION" under the Employment Agreement; or

          (c) The failure of the Bank to obtain a satisfactory agreement from any successor thereof to assume and agree to perform this Agreement.

In addition, "GOOD REASON" shall include the following event but only if it shall occur within three years following a Change in Control:

          (d) A reasonable determination by the Executive that, as a result of a Change in Control, she is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to such Change in Control.

     1.15. INSURANCE POLICY shall mean such insurance policy or policies (if any) as the Bank, in its sole and absolute discretion, may choose to purchase to fund some or all of the benefits payable hereunder.

     1.16.NORMAL RETIREMENT AGE shall mean the date on which the Executive attains age sixty-five (65).

     1.17.PAYMENT DATE shall mean the earlier to occur of (x) Separation from Service or (y) Normal Retirement Age.

     1.18.RETIREMENT BENEFIT shall mean a lump sum payment calculated in the manner described in this Section 1.18. The lump sum Retirement Benefit payment shall be the Actuarial Equivalent of a stream of payments, each year consisting of twelve equal payments each in an amount equal to one twelfth of the "YEARLY BENEFIT AMOUNT," commencing at Normal Retirement Age and continuing for twenty
(20) years. The actuarial equivalent of such stream of payments shall be determined as of the Payment Date, using the Agreed-Upon Methodologies.


                                      -3-

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The parties have agreed that it shall be assumed that payment of the Yearly
Benefit Amount would commence at Normal Retirement Age (regardless of when the Retirement Benefit is actually paid) for purposes of calculating the amount of such lump sum Retirement Benefit, in order to appropriately adjust such Retirement Benefit for the time value of money in the event that the Retirement Benefit is paid prior to Normal Retirement Age; provided, however, that in the event of Termination without Specially-Defined Cause or for Good Reason (as described in Section 2.5) within three years after a Change in Control, payment of the Yearly Benefit Amount shall be deemed to commence as of the date of Separation from Service for purposes of calculating such lump sum benefit. The "YEARLY BENEFIT AMOUNT" shall be calculated as of the Payment Date by:

     (x) multiplying 65% times the Executive's Final Average Compensation (as of such Payment Date); and by

     (y)  subtracting from such result the following:

          (i) one-half of the annual amount payable (before earnings reductions) to the Executive as a primary Social Security retirement benefit at age 65,

          (ii) the Annual Annuity Equivalent (calculated pursuant to Section 1.3 and based only upon amounts actually contributed by the employer as matching contributions or other contributions, and not including so-called "individual" contributions) that would be payable to the Executive as of the Payment Date under any tax qualified defined contribution plans maintained by the Bank during the Executive's employment, including the Bank's 401(k) plan and Employee Stock Ownership Plan, and

          (iii) the Annual Annuity Equivalent that would be payable to the Executive as of the Payment Date under the Bank's Benefit Restoration Plan.

     1.19. SBERA shall mean the Savings Banks Employees Retirement Association or any successor thereto.

     1.20. SEPARATION FROM SERVICE shall have the meaning determined pursuant to regulations or other guidance issued with regard to Section 409A of the Code. Until further guidance is issued, Separation from Service shall mean Termination of Employment as defined in Section 1.22.

     1.21. SPECIALLY-DEFINED CAUSE shall have the meaning defined in the Employment Agreement.

     1.22. TERMINATION OF EMPLOYMENT shall mean termination of full-time employment with the Bank and any affiliate of the Bank.

     1.23. TRUSTEE. Trustee shall mean the trustee to be appointed under that certain Trust Agreement ("TRUST") under the Benjamin Franklin Bank Supplemental Executive Retirement Plan to be entered into by the Bank.


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PART 2. BENEFIT AND RELATED MATTERS

     2.1. TIMING AND CALCULATION OF PAYMENT OF BENEFIT. The Executive shall be entitled to receive a Retirement Benefit under this Agreement as of the Payment Date. Such Retirement Benefit shall be calculated pursuant to Section 1.18, and shall be paid not later than 30 days after the Payment Date. The method of calculating and/or the time of payment of the Retirement Benefit may be adjusted as provided in, as applicable, Section 2.4, Section 2.5, or Section 2.6. To the extent of any inconsistency between this Section 2.1 and any of Section 2.4,
Section 2.5, or Section 2.6, such Section 2.4, Section 2.5, or Section 2.6, as applicable, shall be controlling.

     2.2. DELAY IN CERTAIN PAYMENTS AS REQUIRED BY SECTION 409A. Notwithstanding any other provision of this Agreement, to the extent required by applicable law, if the Retirement Benefit is being paid upon Separation from Service (other than upon Disability or death), payment of such benefit shall be made six (6) months after the date of Separation from Service in order to comply with Section 409A of the Code, and interest shall be added to such payment pursuant to Section 2.9.

     2.3. RABBI TRUST. In the event that: (a) a Change in Control occurs before the Payment Date, (b) payment of the Retirement Benefit is required to be delayed for a period of time after Separation from Service in order to comply with Section 409A of the Code, or (c) the Payment Date is extended for an additional period of at least five years pursuant to Section 2.8 in order to comply with Section 409A of the Code, the Bank shall, as soon as possible, but in no event later than 30 days following the Change in Control (in the event of (a) above), or the Payment Date (in the event of (b) or (c) above), make an irrevocable contribution to the Trust. In the event of a Change in Control, the contribution shall be in an amount that is sufficient, as determined by an actuary appointed by the Trustee, to pay the Executive or her beneficiary the full benefits to which she would be entitled pursuant to the terms of this Agreement as of the date on which the Change in Control occurred assuming that the Payment Date was the date of the Change in Control. In the event that payment is delayed or the Payment Date is extended in order to comply with
Section 409A, the contribution shall be in an amount equal to the Retirement Benefit, calculated pursuant to Section 1.18, plus the interest to be added to such amount pursuant to Section 2.9. Within the same 30 day period, the Bank shall make a further irrevocable contribution to the Trust in an amount sufficient to pay for the Trustee's fees and for actuarial, accounting, legal and other professional or administrative services necessary to implement the terms of this Agreement until actual payment of the Retirement Benefit. Such amount shall be determined by the Trustee's estimate of its fees (as provided in the Trust Agreement) and by estimates obtained by the Trustee from the independent actuaries, accountants, lawyers and other appropriate professional and administrative personnel who provide such services to the Trust or the Bank (and in the event of a Change in Control it shall be those personnel who provided such services immediately before the Change in Control).

     2.4. DISABILITY.

          (a) In the event that the Executive shall become "DISABLED" (as defined in Section 2.4(b)) while in the employ of the Bank and prior to her Normal Retirement Age, her Retirement Benefit shall be calculated pursuant to
Section 1.18 as if the Executive's Compensation had increased by five percent (5%) per year for each year from the date of


                                      -5-

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Termination of Employment due to Disability to Normal Retirement Age. The
Executive shall receive such benefit at Normal Retirement Age. Payments under this Section 2.4 shall be in full satisfaction of any obligations of the Bank to the Executive under this Agreement but shall be in addition to any payments otherwise payable to the Executive as a result of disability under any other plans or agreements in effect from time to time.

          (b) The Executive shall be considered to be "DISABLED" (and to have a "DISABILITY") if (i) the Bank's long term disability insurance policy carrier has determined that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank.

     2.5. TERMINATION WITHOUT SPECIALLY-DEFINED CAUSE OR FOR GOOD REASON. If the Employer shall terminate Executive's employment prior to the Normal Retirement Age without "SPECIALLY-DEFINED CAUSE," as defined at Section 1.21, other than by reason of death or Disability (as defined at Section 2.4(b)), or if the Executive terminates employment for "GOOD REASON," as defined at Section 1.14, the Executive's Retirement Benefit shall be calculated pursuant to Section 1.18 as if the Executive's Compensation had increased by five percent (5%) per year for each year from the date of such Termination of Employment until the Normal Retirement Age. To the extent required by applicable law, such Retirement Benefit shall be made six (6) months after the date of Separation from Service in order to comply with Section 409A of the Code, and interest shall be added to such payment pursuant to Section 2.9.

     2.6. DEATH.

          (a) In the event that the Executive should die while in the employ of the Bank and prior to her Normal Retirement Age, the Executive's Beneficiary shall receive a Retirement Benefit, calculated pursuant to Section 1.18. If the Bank shall have obtained a Qualifying Insurance Policy (as such term is defined in Section 2.6(b) on a date ("POLICY DEADLINE DATE") that is both (i) before May 31, 2006 and (ii) before the date of the Executive's death, then, for purposes of determining the amount of the Retirement Benefit to be paid to the Executive's beneficiary, the Executive's Compensation shall be deemed to have increased by five percent (5%) per year for each year from the Executive's death until Normal Retirement Age. The Executive's Beneficiary shall receive such benefit within 30 days of the Executive's death.

          (b) A "QUALIFYING INSURANCE POLICY" shall mean such Insurance Policy (if any) as the Bank purchases on the life of the Executive before the Policy Deadline Date to fund some or all of the benefits payable hereunder. Such Insurance Policy shall not be a Qualifying Insurance Policy unless (i) it is in an amount deemed sufficient by the Bank's professional advisors to fund the enhanced Retirement Benefit described in Section 2.6(a), (ii) such Insurance Policy is in full force and effect before the Policy Purchase Deadline, (iii) such Insurance Policy has been issued by an insurance carrier having a financial condition deemed to be appropriate by the Bank, in its reasonable discretion, and (iv) such Insurance Policy has been issued at rates that are deemed by the Bank, in it is reasonable discretion, to be reasonable and customary and comparable to rates otherwise obtainable for life insurance (of a type that would normally be used by the Bank to fund benefits under a deferred compensation plan) on persons of the Executive's age who are insurable and otherwise in good health. The Bank shall use reasonable efforts to secure a Qualifying Insurance Policy until the Policy Deadline Date, but shall be under no obligation to (i) obtain such a Qualifying Insurance Policy or (ii) make any efforts to obtain a Qualifying Insurance Policy after the Policy Deadline Date.

     2.7. NO BENEFITS UPON DISCHARGE FOR SPECIALLY-DEFINED CAUSE. Should the Executive be discharged for Specially-Defined Cause at any time, all benefits under Part 2 of this Agreement shall be forfeited. The Executive shall not be considered to have been terminated for Specially-Defined Cause unless she shall have been terminated for Specially-Defined Cause in accordance with the procedures set forth in the Employment Agreement. If a dispute arises as to whether a discharge is for "SPECIALLY-DEFINED CAUSE," such dispute shall be resolved by arbitration as set forth in Section 3.11 of this Agreement.

     2.8. OPTIONAL FORM OF BENEFIT. In lieu of the lump sum Retirement Benefit provided in Section 1.18, upon request the Executive may obtain an optional form of payment that is the Actuarial Equivalent of such lump sum payment; provided that such form is a permitted form of benefit under the SBERA Pension Plan, and provided that such request complies with the provisions of Section 409A of the Code and any regulations or other Internal Revenue Service guidance promulgated thereunder. Acceptable forms of payment presently include:

          -    Life Annuity

          -    Joint and 50% Survivor Annuity or Joint and 100% Survivor
               Annuity.

The Executive shall have the right within thirty (30) days upon becoming subject to the Plan to elect the form of payment in which her benefit is to be paid. Prior to the Payment Date, the Executive may change the form of payment she has elected, provided, however, that such change must conform with the provisions of this Agreement and with any applicable requirements of Section 409A (and any other applicable tax law regarding deferral of income or avoidance of constructive receipt). As of the date of this Agreement, all such changes (other than those from one form of life annuity to an actuarially-equivalent form of life annuity) must be made at least one year before the Payment Date and must extend the Payment Date for an additional period of at least five (5) years (which means that payment of the benefit under this Agreement shall be made or commence on a date that is at least five years after the Payment Date).

     2.9. INTEREST. In the event that payment of a Retirement Benefit under this Agreement is required to be made six (6) months after the date of Separation from Service in order to comply with Section 409A of the Code, or if the Payment Date is extended for a period of at least five years pursuant to Section 2.8, interest (calculated at the annual discount rate or rates from time to time in effect under the Agreed-Upon Methodologies and compounded annually) shall accrue from the otherwise-applicable, original Payment Date (as determined pursuant to Section 1.17) until the date of actual payment of the benefit, and shall be paid together with the Retirement Benefit.

PART 3. ADDITIONAL PROVISIONS


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

     3.1. BENEFICIARY DESIGNATION PROCEDURE. The Executive may designate one or more Beneficiaries to receive specified percentages of any death benefit payments to be paid hereunder. The Executive shall designate any such Beneficiaries in writing and shall submit such writing to the Treasurer of the Bank. Only designated Beneficiaries alive at the Executive's death shall be entitled to share in the benefit payments. Absent a contrary specification by the Executive in writing submitted to the Treasurer of the Bank, each Beneficiary alive at the Executive's death (or, in the case of the Beneficiary's death after the Executive's death, the Beneficiary's estate) shall share equally in death benefit payments. If no designated Beneficiary is alive at the Executive's death, her surviving spouse shall be entitled to all death benefit payments. If the Executive dies leaving neither a designated Beneficiary nor a surviving spouse, her estate shall be entitled to any death benefit payments. Except to the extent specifically provided in this Section 3.1, the Executive may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right title or interest in the Insurance Policy nor any rights, options, privileges or duties created under this Agreement.

     3.2. ASSISTANCE IN PURCHASE OF LIFE INSURANCE. If the Bank elects to invest in an Insurance Policy, the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities. It is agreed and understood, however, that the Bank is under no obligation to fund the benefits payable under this Agreement with any form of insurance.

     3.3. ALIENABILITY AND ASSIGNMENT PROHIBITION. Neither the Executive, her surviving spouse nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or her Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

     3.4. BINDING OBLIGATION OF BANK AND ANY SUCCESSOR IN INTEREST. This Agreement shall bind the Executive and the Bank, their heirs, successors, personal representatives and assigns. The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.

     3.5. AMENDMENT. During the lifetime of the Executive, this Agreement may be amended only with the mutual written assent of the Executive and the Bank.

     3.6. GENERAL. The benefits provided by the Bank to the Executive pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive's current or prospective salary increases, cash bonuses or profit-sharing distributions or credits or her right to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan.

     3.7. HEADINGS. Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

     3.8. APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

     3.9. NAMED FIDUCIARY AND PLAN ADMINISTRATOR. The "NAMED FIDUCIARY AND PLAN ADMINISTRATOR" of this plan shall be Benjamin Franklin Bank until its removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the benefits to be provided under this Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operational responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     3.10. CLAIMS PROCEDURE. In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to her beneficiary in the case of the Executive's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid ninety-day period.

     If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

     3.11. ARBITRATION. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

          (a) The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the "AAA"), pursuant to the Commercial Arbitration Rules of the AAA as in effect at the time of submission. The arbitration shall be held in Boston, Massachusetts before a single neutral, independent, and impartial arbitrator (the "ARBITRATOR").


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

          (b) Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator. Each party shall be limited to two pre-hearing depositions each lasting no longer than two (2) hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Each party shall have no longer than three (3) hours to present its position, and the entire proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two week period. The award shall be made no more than ten
(10) days following the close of the proceeding. The Arbitrator's award shall not include consequential, exemplary, or punitive damages. The Arbitrator's award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction. Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

          (c) In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement or protection of any or all of the Executive's rights under this Agreement, the Bank shall pay (or the Executive shall be entitled to recover from the Bank, as the case may be) the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement or protection of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

     3.12. NON-COMPETITION; NON-SOLICITATION. For purposes of this Section 3.12, the term "EMPLOYER" shall include not only each of the Holding Company and the Bank, but also every other affiliate of the Holding Company (each, an "EMPLOYER").

          (a) WHILE EMPLOYED. During such time as the Executive is employed by the Bank or the Holding Company, the Executive will not compete with the banking or any other business conducted by any Employer during the period of the Executive's employment, nor will the Executive attempt to hire any employee of any Employer, assist in such hiring by any other person, encourage any such employee to terminate his or her relationship with any Employer, or interfere with or damage (or attempt to interfere with or damage) any relationship between any Employer and any customers of any Employer or solicit or encourage any customer of any Employer to terminate its relationship with any Employer or to conduct with any other person any business or activity which such customer conducts or could conduct with any Employer.

          (b) POST-EMPLOYMENT. The provisions of this Section 3.12(b) shall not be binding on the Executive (and shall become of no further force or effect) after a Change in Control shall have occurred, or in the event that the Employer has terminated the Executive's employment without Specially-Defined Cause. The Executive agrees that during the one-year period following termination of the Executive's employment for any reason (the "NONCOMPETITION PERIOD"), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any city or town in which the Bank maintains an office (a "COMPETING BUSINESS"), provided, however, that this provision shall not prohibit the Executive from (x) owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded and (y) being employed by a Competing Business outside of such cities and towns so long as the Executive is in compliance with the provisions of the remainder of this Section 3.12(b). During the Noncompetition Period, the Executive will not, directly or indirectly, (i) solicit or encourage any person who was employed by any Employer on the date of termination of the Executive's employment to leave his or her employment at any Employer, or (ii) encourage or assist any person with whom the Executive has an employment or consulting or other similar relationship in identifying, recruiting or soliciting any commercial loan officer or relationship manager who was employed by any Employer on the date of termination of the Executive's employment ("TERMINATION DATE"), or (iii) assist such person in formulating an employment package for such officer or manager to the extent such assistance involves the use of confidential information (as that term is defined in that certain Employment Agreement between the Executive and the Holding Company). The provisions of this
Section 3.12(b) shall not be construed to prohibit any person who employs the Executive as an employee or consultant from advertising generally for employees in the markets served by any Employer or from hiring any candidate, whether or not such person was employed by an Employer, so long as the Executive does not breach the covenants set forth in this Section 3.12(b). During the Noncompetition Period, the Executive will not, directly or indirectly, solicit or encourage or assist others to solicit any business from any person or entity which, together with its affiliates, had commercial loans outstanding from the Bank which in the aggregate amounted to $1,000,000 or more at any time within the six-month period prior to the Termination Date ("COMMERCIAL LOAN CUSTOMERS"). This Section 3.12(b) shall not be construed to prohibit any of the Executive's future employers from making general public announcements to the effect that the Executive has become affiliated with such new employer or holding receptions to introduce the Executive to persons other than Commercial Loan Customers. The Executive agrees to inform any potential new employer of the covenant set forth in this Section 3.12(b) prior to accepting employment during the Noncompetition Period.

     3.13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

     3.14. REDUCTIONS. Notwithstanding anything to the contrary contained in this Agreement, any and all payments and benefits to be provided to the Executive hereunder are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Bank or the Holding Company. The Executive confirms that the Executive is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Bank from making payments to the Executive under this Agreement under certain circumstances. The Executive agrees that the Bank shall not be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank.

     3.15. INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5(a)" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5(a)"). The recitals hereto constitute an integral part of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

     3.16. EMPLOYMENT. No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Bank to discharge the Executive with or without Specially-Defined Cause. In a similar fashion, no provision shall limit the Executive's rights to voluntarily terminate her employment at any time. The benefits provided by this Agreement are not part of any salary reduction plan or any arrangement deferring a bonus or salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits.

     3.17. COMMUNICATIONS. All notices and other communications hereunder shall be in writing and shall given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) and shall be addressed to the Executive at the Executive's last known address on the books of the Bank or, in the case of the Bank, at its main office, attention of the Board of Directors. All notices shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal, as of the date first written above.

                                        BENJAMIN FRANKLIN BANK


/s/ Kathleen P. Sawyer                  By: /s/ William P. Bissonnette
-------------------------------------       ------------------------------------
Witness                                     Chairman, Compensation Committee


/s/ Kathleen P. Sawyer                      /s/ Claire S. Bean
----------------------------------          ------------------------------------
Witness                                     Claire S. Bean

                          BENEFICIARY DESIGNATION FORM

PRIMARY DESIGNATION:

Name                                               Relationship

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CONTINGENT DESIGNATION:

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Claire S. Bean                                     Date


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